 Exhibit 99.1
Press Release

Compaq Computer Corporation
Worldwide Public Relations
20555 SH 249 MC110515
Houston, TX 77070-2698

Telephone 281-514-0484
Facsimilie 281-514-0641
Compaq.PR@Compaq.Com

Contact(s):      Arch Currid
                      Compaq Computer Corporation
                      281-514-0484
                      arch.currid@compaq.com

Compaq Lowers Earnings Forecast
And Takes Aggressive Management Actions

         HOUSTON, March 15, 2001 - Compaq Computer Corporation (NYSE: CPQ), today lowered its earnings outlook for the first quarter of FY 2001 to $.12 to $.14 per share, essentially flat with the first fiscal quarter of FY2000. Revenues are estimated to be between $9.0 and $9.2 billion, roughly four percent below Q1 FY2000. Compaq also announced that it is taking a number of actions to improve its business model and a restructuring charge of $125 to $150 million to be taken in the first quarter of FY 2001.

         “We see continued weakness in the U. S. economy, and resultant pricing pressures. Despite the slowdown, we are pleased with market acceptance of our enterprise products driven by our ability to offer end-to-end solutions and services” said Michael Capellas, chairman and chief executive officer. “Our increasing capability to bundle services with our platform solutions, providing enhanced customer value, is generating very positive customer response. Our global execution remains strong.”

        “The company is taking a number of management actions to ensure that it emerges in a leadership position from the current market slowdown. It will become increasingly more aggressive and use its full range of capabilities to capture an increasing share of the overall IT market.

         Compaq is merging its commercial and consumer personal computer operations into a single Access Business Group to capitalize on the technical synergies between the two groups, derive greater internal operating efficiencies, simplify product offerings and better align the company’s industry-leading position in PCs and in handheld devices with the converging home/office access marketplace.

         As previously announced, the company is implementing significant changes in supply chain operations designed to drastically cut order cycle time, reduce channel inventory and improve account and order management. In addition, the corporate marketing function has been consolidated.

        The company plans to reduce associated employee positions by approximately 5,000 or seven percent of its workforce worldwide. These reductions will result primarily from the Access, supply chain and marketing organization changes.

        Once fully implemented, the steps will result in annualized savings of $500 to $600 million

         The company will take a restructuring charge of $125 to $150 million in the first quarter. Compaq will also recognize an approximately $120 million one-time gain in this same quarter primarily driven by the sale of the Company’s investment in the Road Runner joint venture.

        “Clearly we are operating in a challenging environment. The result of the actions we are taking today, coupled with our strong array of new products and solutions, will enable significant improvements in our business model and position us well in the mid- and long-term,” Capellas stated.

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Company Background

        Compaq Computer Corporation, a Fortune Global 100 company, is a leading global provider of technology and solutions. Compaq designs, develops, manufactures, and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, and communications products, commercial desktop and portable products, and consumer PCs that are sold in more than 200 countries. Information on Compaq and its products and services is available at http://www.compaq.com

Compaq and the Compaq logo are registered with the U.S. Patent and Trademark Office. This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: component shortages, delays in the implementation of changes in delivery models, increased competitive environment and pricing pressures, delays in product rollout schedules, slow acceptance for new form factors, employee retention, disruptions related to restructuring actions, the financial condition of resellers, delays in new systems implementation, operational inefficiencies related to sales cycles, equity investment volatility, and emerging market political or economic instability. Further information on the factors that could affect Compaq’s financial results is included in Compaq’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K and the latest quarterly report on Form 10-Q.